UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 8, 2016

      AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
 (Exact name of registrant as specified in its charter)

State of Minnesota	000-23778	41-1729121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 8, 2016, the Partnership purchased a Dollar Tree store in Indianapolis, Indiana for $1,739,074 from BEL Investments Indy/Harding, IN, LLC, an unrelated third party.  The property is leased to Dollar Tree Stores, Inc. under a Lease Agreement with a remaining primary term of 9.7 years.  The Lease may be renewed by the tenant for up to three consecutive terms of five years each.  The Lease requires an initial annual rent of $117,387.  The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Partnership is responsible for general liability insurance premiums and for repairs to the structural components of the building and roof.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 2015 and is a 9,391square foot building situated on approximately 0.74 acres of land.  The freestanding retail store is located at 1605 West Southport Road, Indianapolis, Indiana.

Dollar Tree Stores, Inc. is a wholly owned subsidiary of Dollar Tree, Inc. (“DT”). DT reports that it conducts all of its retail operations in the United States through the tenant. As the parent company of the tenant, DT does not guarantee the lease and is not responsible for any lease obligations. DT is a leading operator of discount variety stores offering merchandise at the fixed price of $1.00 and $1.25 in Canada. At January 31, 2015, DT operated 5,157 stores in 48 states and the District of Columbia, as well as 210 stores in Canada. Its stores operate under the names of Dollar Tree, Deal$, Dollar Tree Deal$, Dollar Tree Canada, Dollar Giant and Dollar Bills.  The Company offers a selection of everyday basic products and also supplements these items with seasonal, closeout and promotional merchandise.  For the fiscal year ended January 31, 2015, Dollar Tree reported a net worth of $1.8 Billion, net sales of $8.6 billion and net income of $599.2 million.  Dollar Tree is a public company whose stock is traded on the NASDAQ Global Select Market under the symbol DLTR and files reports with the Securities and Exchange Commission that are available on-line at www.sec.gov or the company’s website at www.dollartreeinfo.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2014, the Partnership’s Real Estate Held for Investment would have increased by $1,739,074 and its Current Assets (cash) would have decreased by $1,739,074.

For the year ended December 31, 2014, Income from Operations would have increased $51,880 representing an increase in rental income of $117,387 and an increase in depreciation and amortization expense of $65,507.  For the nine months ended September 30, 2015, Income from Operations would have increased $38,909, representing an increase in rental income of $88,040 and an increase in depreciation and amortization expense of $49,131.

The net effect of these pro forma adjustments would have caused Net Income to increase from $1,253,902 to $1,305,782 and from $908,571 to $947,480, which would have resulted in Net Income of $60.90 and $45.24 per Limited Partnership Unit outstanding for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not required.  The property acquired represents less than 15% of the total assets of the Partnership as of January 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Net Lease Income & Growth Fund XX
Limited Partnership

	By:	AEI Fund Management XX, Inc.
	Its:	Managing General Partner

Date: January 13, 2016	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer